   As filed with the Securities and Exchange Commission on October 11, 2000.
                                                           Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          __________________________
                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                          __________________________
                              ABSOLUTEFUTURE.COM
            (Exact name of registrant as specified in its charter)

           Nevada                                                      88-0306099
(State or other jurisdiction of                                    (I.R.S. Employer
 incorporation or organization)                                  Identification Number)

            10900 N.E. 8/th/ Street, Suite 1414, Bellevue, WA 98004 (Address, including zip code, of registrant's principal executive offices)

                Amended and Restated 1999 Stock Incentive Plan
                           (Full title of the plan)

                           Graham Andrews, President
                               AbsoluteFuture.com
                      10900 N.E. 8/th/ Street, Suite 1414
                              Bellevue, WA 98004
                                 (425) 462-6210
(Name, address, including zip code and telephone number, including area code, of agent for service)

                         Copies of communications to:
                             Eugenie D. Mansfield
                                 Craig W. Palm
                           Davis Wright Tremaine LLP
                              2600 Century Square
                              1501 Fourth Avenue
                        Seattle, Washington 98101-1688
                                (206) 628-3150

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of Securities to       Amount to be         Maximum Offering        Proposed Maximum           Amount of
 be Registered             Registered /(1)/    Price Per Share /(2)/     Aggregate Offering       Registration Fee
                                                                             Price/(2)/
------------------------------------------------------------------------------------------------------------------
Common stock issuable
 upon exercise of            3,000,000                 (2)                   $2,949,512.50             $778.67
 options
------------------------------------------------------------------------------------------------------------------

(1) The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options to purchase the Company's common stock, or pursuant to the anti-dilution provisions of the Company's Amended and Restated 1999 Stock Incentive Plan (the "Plan"). This Registration Statement covers, pursuant to Rule 416(a), any increases in the number of shares offered under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on
     (a) the option exercise prices of options to acquire 1,165,000 shares of the Company's common stock which have been granted under the Plan which range from $.60 to $1.85 per share, and (b) upon the average of the high and low prices of the common stock quoted on October 5, 2000, by the Over-the-Counter Bulletin Board with respect to 1,835,000 shares of common stock as to which options have not been granted as of the date of filing this Registration Statement.

                                   PART I *
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  AbsoluteFuture.com (the "Company") will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the "Registration Statement") to each participant in the Company's Amended and Restated 1999 Stock Incentive Plan (the "Plan"), as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). Such documents and the documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*
_________________

* Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

  The Company has filed the following documents with the Securities and Exchange Commission (the "SEC") which are incorporated by reference into this Registration Statement:

  1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

  2. All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (1) above.

  3. Since the class of securities to be offered is registered under Section 12 of the Exchange Act, the description of the class of securities is contained in the Company's Form 10-SB, filed under the Act under the Company's former name, Corporate Tours & Travel, Inc., including any amendment or report filed for the purpose of updating such description.

  4. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which (a) indicates that all securities offered under this Registration Statement have been sold or (b) deregisters all securities then remaining unsold, from the date of the filing of such documents.

Item 4.   Description of Securities

     Not applicable.

Item 5.   Interests of Named Experts and Counsel

     Not applicable.

Item 6.   Indemnification of Directors and Officers

     Section 78.7502 of the Nevada Revised Statutes ("NRS") permits indemnification by the Company of any of its directors, officers, or employees,
(1) in any action other than an action by or on behalf of the Company, for any reasonable expenses (including attorneys' fees), judgment, fine or settlement payment incurred by the person as a director, officer or employee of the Company, and (2) in an action by or on behalf of the Company, for reasonable expenses (including attorneys' fees) and settlement payment incurred by the person as a director, officer or employee of the Company, both on condition of a determination by shareholders or a majority of the disinterested board members of the Company (or an independent counsel in a written opinion ordered by a majority vote of a quorum of disinterested directors on the board or an independent counsel in a written opinion if there are not enough disinterested directors to constitute a quorum) that the person at issue acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and that with respect to a criminal proceeding, the person reasonably believed that their conduct was lawful.

     NRS Section 78.7502 mandates indemnification by the Company of directors, officers, and employees for reasonable expenses if in the case of either (1) or
(2) above, any director, officer or employee successfully defends the case, whether on the merits or otherwise, but prohibits indemnification in (2) above if the director, officer or employee is found to be liable or owes settlement payment to the Company unless a court finds that the person is fairly and reasonably entitled to indemnification.

     The Company's Bylaws require indemnification of its directors and officers to the fullest extent permitted by Nevada law.

     The Company has purchased an officers and directors liability insurance policy, in the amount of $5 million, which provides for insurance of directors and officers of the Company against certain liabilities they may incur in their capacities as such.

Item 7.   Exemption From Registration Claimed

     Not Applicable.

Item 8.   Exhibits

No.         Exhibits
---         --------

  4.1      Articles of Incorporation /(1)/
  4.2      Bylaws /(1)/
  4.3      Amended and Restated 1999 Stock Incentive Plan /(2)/
  5.1      Opinion of Lionel Sawyer & Collins /(2)/
  23.1     Consent of KPMG LLP  /(2)/
  23.2     Consent of Counsel (included in Exhibit 5.1) /(2)/
  24       Power of Attorney /(2)/
____________

/(1)/ Incorporated by reference to Form 10-KSB filed with the SEC on April 14, 2000.
/(2)/  Filed with this Registration Statement.


Item 9.    Undertakings

(a)    The Company hereby undertakes:


       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

           However, paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, Washington, on October 9, 2000.

                                     ABSOLUTEFUTURE.COM

                                     By:  /s/ Graham Andrews
                                          ------------------
                                          Graham Andrews
                                          President and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on October 9, 2000.

  Signature            Title
  ---------            -----

Graham Andrews         Director, President, and Chief Executive Officer
                       (principal executive officer)
Lee Zuker              Director
Seymour Siegel         Director
Michael Gales          Director
Brian Abeel            Chief Financial Officer (principal financial officer) and
                       Secretary


  Graham Andrews, by signing his name below, signs this document in his capacity as a director and pursuant to powers of attorney duly executed by the persons named above, filed with the SEC as an exhibit to this Registration Statement, on behalf of such persons, all in the capacities and on the date stated. Such persons include all of the directors of the Company.


                                          /s/  Graham Andrews
                                          -------------------
                                          Graham Andrews
                                          Attorney-in-Fact

                               INDEX TO EXHIBITS


  No.     Exhibits
  ---     --------
  4.1     Articles of Incorporation /(1)/
  4.2     Bylaws /(1)/
  4.3     Amended and Restated 1999 Stock Incentive Plan /(2)/
  5.1     Opinion of Lionel Sawyer & Collins /(2)/
  23.1    Consent of KPMG LLP  /(2)/
  23.2    Consent of Counsel (included in Exhibit 5.1) /(2)/
  24      Power of Attorney /(2)/
____________

/(1)/ Incorporated by reference to Form 10-KSB filed with the SEC on April 14, 2000.
/(2)/  Filed with this Registration Statement.